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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                          American Pacific Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   028740108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 6, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP No.  028740108
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Gabriel Capital, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (See Instructions)                                            (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        ---------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       *
        EACH           ---------------------------------------------------------
      REPORTING        7       SOLE DISPOSITIVE POWER
       PERSON
        WITH           ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                                     *
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    *
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                                |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 *
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

                 PN
--------------------------------------------------------------------------------
*  See Attachment A.

--------------------
CUSIP No.  028740108
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Ariel Fund Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                           (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands

--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        ---------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       *
        EACH           ---------------------------------------------------------
      REPORTING        7       SOLE DISPOSITIVE POWER
       PERSON
        WITH           ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                                     *
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 *
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                               |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 *
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

                 CO
--------------------------------------------------------------------------------


*  See Attachment A.

--------------------
CUSIP No.  028740108
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         Ariel Management Corp.

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                           (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        ---------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               463,744
      OWNED BY         ---------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING
       PERSON          ---------------------------------------------------------
         WITH          8       SHARED DISPOSITIVE POWER
                               463,744
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 463,744

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                               |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 5.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

                 CO
--------------------------------------------------------------------------------

--------------------
CUSIP No.  028740108
--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS.  OF ABOVE PERSONS (entities only)

         J. Ezra Merkin

--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                           (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                       ---------------------------------------------------------
                       5       SOLE VOTING POWER

      NUMBER OF        ---------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               778,167
      OWNED BY
        EACH           ---------------------------------------------------------
      REPORTING        7       SOLE DISPOSITIVE POWER
       PERSON
         WITH
                       ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                               778,167

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 778,167

--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (See Instructions)                                               |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 9.4%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

                 IN

--------------------------------------------------------------------------------

Item 1.           (a)      Name of Issuer:

                           American Pacific Corporation

                  (b)      Address of Issuer's Principal Executive Offices:

                           3770 Howard Hughes Parkway
                           Suite 300
                           Las Vegas, Nevada  89109

Item 2.           (a)(b)(c)Name of Person Filing; Address of Principal
                    Business Office or, if none Residence; Citizenship:

                           This Schedule 13G is being filed jointly by Gabriel Capital L.P., a Delaware limited partnership ("Gabriel"), Ariel Fund Limited, a Cayman Islands corporation ("Ariel Fund"), Ariel Management Corp., a Delaware corporation ("Ariel") and the Investment Advisor of Ariel Fund, and J. Ezra Merkin ("Merkin"), the General Partner of Gabriel (collectively, the "Reporting Persons"). Merkin is also the sole shareholder, sole director and president of Ariel. The business address of each of Gabriel, Ariel and Merkin is 450 Park Avenue, New York, New York 10022 and the business address of Ariel Fund is c/o Maples & Calder, P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies. Merkin is a United States citizen. The Reporting Persons previously filed a Statement on Schedule 13D relating to the event date of October 26, 1995, as amended, with respect to the Common Stock of the Issuer.

                  (d)      Title of Class of Securities:

                           Common Stock

                  (e)      CUSIP Number:

                           028740108

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

                  (a)[ ] Broker or Dealer registered under Section 15 of the Act
                  (b)[ ] Bank as defined in section 3(a)(6) of the Act
                  (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
                  (d)[ ] Investment Company registered under section 8 of the
                         Investment

                  Company Act of 1940

                  (e)[  ] An Investment Adviser in accordance with
                          Rule 13d-1(b)(1)(ii)(E)

                  (f)[  ] An Employee Benefit Plan or Endowment Fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F)

                  (g)[  ]  A Parent Holding Company or Control Person in
                           accordance with Rule 13d-1(b)(ii)(G)

                  (h)[  ]  A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i)[  ]  A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j)[  ]  Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4.           Ownership:

                  (a) Amount Beneficially Owned:  778,167*

                  (b) Percent of Class:         9.4%*

                  (c) Number of Shares as to which such person has:

                      (i)   sole power to vote or direct the vote - 0

                      (ii)  shared power to vote or direct the vote - 778,167*

                      (iii) sole power to dispose or direct the disposition
                              of - 0

                      (iv)  shared power to dispose or direct the disposition
                              of - 778,167*

                  *See Attachment A

Item 5.           Ownership of Five Percent or Less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                    Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            GABRIEL CAPITAL, L.P.

                                            By:/s/ J. Ezra Merkin
                                               -------------------------------
                                               Title:  General Partner

                                            ARIEL FUND LIMITED

                                            By:  MEESPIERSON MANAGEMENT
                                                    (CAYMAN) LIMITED

                                            By:/s/ Carol V. Hall/John LySaght
                                               -------------------------------
                                               Name: Carol V. Hall/John LySaght
                                               Title: Authorized Signatories

                                            ARIEL MANAGEMENT CORP.

                                            By:/s/ J. Ezra Merkin
                                               -------------------------------
                                                Name:  J. Ezra Merkin
                                                Title: President

                                               /s/ J. Ezra Merkin
                                               -------------------------------
                                               J. EZRA MERKIN

Dated:  August 6, 1998

                                  ATTACHMENT A

                  As of August 6, 1998, Gabriel is the holder of 314,423 shares of Common Stock, or 3.8% of the outstanding shares of Common Stock. As of August 6, 1998, Ariel Fund is the holder of 463,744 shares of Common Stock, or 5.6% of the outstanding shares of Common Stock. Gabriel and Ariel Fund are managed investment vehicles and neither is the beneficial owner of said shares. Ariel, as Investment Advisor to Ariel Fund, has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 463,744 shares of Common Stock owned by Ariel Fund. Accordingly, Ariel may be deemed to be the beneficial owner of 463,744 shares of Common Stock, or 5.6% of the outstanding shares of Common Stock. As the General Partner of Gabriel, Merkin has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 314,423 shares of Common Stock owned by Gabriel. In addition, as the sole shareholder and president of Ariel, Merkin may be deemed to have the power to vote and to direct the voting of and the power to dispose and direct the disposition of the 463,744 shares of Common Stock owned by Ariel Fund. Accordingly, Merkin may be deemed to be the beneficial owner of 778,167 shares of Common Stock, or 9.4% of the outstanding shares of Common Stock.

                            AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G or any amendments thereto, with respect to the Common Stock of American Pacific Corporation, and that this Agreement be included as an attachment to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 6th day of August, 1998.

                              GABRIEL CAPITAL, L.P.

                              By:/s/ J. Ezra Menkin
                                 -----------------------------
                                 Title:  General Partner

                              ARIEL FUND LIMITED

                              By: MEESPIERSON MANAGEMENT
                                     (CAYMAN) LIMITED

                              By:/s/ Carol V. Hall/John LySaght
                                 -----------------------------
                                 Name: Carol V. Hall/John LySaght
                                 Title: Authorized Signatories

                              ARIEL MANAGEMENT CORP.

                              By:/s/ J. Ezra Merkin
                                 -----------------------------
                              Name:  J. Ezra Merkin
                              Title:  President

                              /s/ J. Ezra Menkin
                              -----------------------------
                                  J. EZRA MERKIN